                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934



                       Lawrence Financial Holdings, Inc.
             ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)

                                  519872-10-5
             ------------------------------------------------------
                                 (CUSIP Number)

                                 July 12, 2001
             ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed

     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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 CUSIP No  519872-10-5
--------------------------------------------------------------------------------

     1) Names of Reporting Persons
        I.R.S. Identification Nos. of Above Persons (entities only)

           Everest Partners Limited Partnership (d.b.a. Everest Partners, L.P.)
--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [  ]
     (b)  [  ]
--------------------------------------------------------------------------------

     3) SEC Use Only
--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization

           Nevada
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                         0
Shares            --------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                  59,000
Owned by          --------------------------------------------------------------
Each Reporting-     (7)  Sole Dispositive Power                    0
Person            --------------------------------------------------------------
With                (8)  Shared Dispositive Power             59,000
--------------------------------------------------------------------------------

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                   59,000
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9

                    7.6%
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)

                    PN
--------------------------------------------------------------------------------



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 CUSIP No  519872-10-5
--------------------------------------------------------------------------------

     1) Names of Reporting Persons
        I.R.S. Identification Nos. of Above Persons (entities only)

           Everest Managers, L.L.C.
--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [  ]
     (b)  [  ]
--------------------------------------------------------------------------------

     3) SEC Use Only
--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization

           Nevada
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                         0
Shares            --------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                  59,000
Owned by          --------------------------------------------------------------
Each Reporting-     (7)  Sole Dispositive Power                    0
Person            --------------------------------------------------------------
With                (8)  Shared Dispositive Power             59,000
--------------------------------------------------------------------------------

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                    59,000
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9

                    7.6%
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)

                    OO
--------------------------------------------------------------------------------

CUSIP No  519872-10-5
--------------------------------------------------------------------------------

     1) Names of Reporting Persons
        I.R.S. Identification Nos. of Above Persons (entities only)

           David M. W. Harvey
--------------------------------------------------------------------------------

     2) Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  [  ]
     (b)  [  ]
--------------------------------------------------------------------------------

     3) SEC Use Only
--------------------------------------------------------------------------------

     4) Citizenship or Place of Organization

           U.S.A.
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                         0
Shares            --------------------------------------------------------------
Beneficially        (6)  Shared Voting Power                  59,000
Owned by          --------------------------------------------------------------
Each Reporting-     (7)  Sole Dispositive Power                    0
Person            --------------------------------------------------------------
With                (8)  Shared Dispositive Power             59,000
--------------------------------------------------------------------------------

      9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                    59,000
--------------------------------------------------------------------------------

     10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
--------------------------------------------------------------------------------

     11)  Percent of Class Represented by Amount in Row 9

                    7.6%
--------------------------------------------------------------------------------

     12)  Type of Reporting Person (See Instructions)

                    IN
--------------------------------------------------------------------------------

Item 1:

          (a)  Name of Issuer:
                    Lawrence Financial Holdings, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

                    311 South Fifth Street
                    Ironton, OH 45638

Item 2:

          (a)  Name of Person Filing:

               This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Everest Partners Limited Partnership (d.b.a. Everest Partners, L.P.)(the "Partnership,") (ii) Everest Managers, L.L.C. (the "General Partner,") and (iii) David M. W. Harvey, the principal member of the General Partner ((i), (ii), and (iii) being collectively, the "Filing Persons"). The Stock which is the subject of this Schedule 13G is held by the Partnership. The other Filing Persons are joining in this Schedule 13G because they exercise voting and investment power over the Stock held by the Partnership. The Filing Persons have entered into a Joint Filing Agreement, dated as of July 12, 2001, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Filing Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act. The Filing Persons expressly disclaim that they have agreed to act as a group.


          (b) Address of Principal Business Office or, if none, Residence:

                    Post Office Box 3178
                    Gardnerville, Nevada 89410

          (c)  Citizenship:

                    Nevada for the Partnership and the General Partner; David M. W. Harvey is a citizen of the U.S.A.

          (d)  Title of Class of Securities:
                    Common Stock

          (e)  CUSIP Number:
                    519872-10-5







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Item 3:   If this statement is filed pursuant to sections 240.13d-1(b) or
          240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b)            [ ] Bank as defined in section 3(a)(6) of the Act (15
                         U.S.C. 78c).
          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
          (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)            [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 240.13d-1(c), check this box [X].


Item 4:   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          59,000 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by each of the Partnership, the General Partner and, David M. W. Harvey. The General Partner and David M. W. Harvey expressly disclaim direct and beneficial ownership of the shares reported as deemed to be beneficially owned by them.

     (b)  Percent of class:  7.6%


     (c)  Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote                        0
          (ii) Shared power to vote or to direct the vote                59,000
          (iii) Sole power to dispose or to direct the disposition of         0
          (iv) Shared power to dispose or to direct the disposition of   59,000


Item 5:   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6:   Ownership of More than Five Percent on Behalf of Another Person.

                Not applicable.




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Item 7:   Identification and Classification of the Subsidiary Which Acquired
          the Security Being Reported on By the Parent Holding Company.

                Not applicable.


Item 8:   Identification and Classification of Members of the Group.

                Not applicable.


Item 9:   Notice of Dissolution of Group.

                Not applicable.


Item 10:  Certifications.

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       EVEREST PARTNERS LIMITED PARTNERSHIP
                                       (d.b.a. EVEREST PARTNERS, L.P.)
                                       By its General Partner
                                       EVEREST MANAGERS, L.L.C.

                                       By:   /s/ David M. W. Harvey
Dated: July 12, 2001                   ----------------------------------
                                       Name: David M. W. Harvey
                                       Title: Managing Member


                                       EVEREST MANAGERS, L.L.C.

                                       By:   /s/ David M. W. Harvey
Dated: July 12, 2001                   ----------------------------------
                                       Name: David M. W. Harvey
                                       Title: Managing Member


                                       By:   /s/ David M. W. Harvey
Dated: July 12, 2001                   ----------------------------------
                                       Name: David M. W. Harvey





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                                                                       Exhibit A
                                                                       ---------



                    AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G

                             ---------------------

The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

                                       EVEREST PARTNERS LIMITED PARTNERSHIP
                                       (d.b.a. EVEREST PARTNERS, L.P.)
                                       By its General Partner
                                       EVEREST MANAGERS, L.L.C.

                                       By:   /s/ David M. W. Harvey
Dated: July 12, 2001                   ----------------------------------
                                       Name: David M. W. Harvey
                                       Title: Managing Member


                                       EVEREST MANAGERS, L.L.C.

                                       By:   /s/ David M. W. Harvey
Dated: July 12, 2001                   ----------------------------------
                                       Name: David M. W. Harvey
                                       Title: Managing Member


                                       By:   /s/ David M. W. Harvey
Dated: July 12, 2001                   ----------------------------------
                                       Name: David M. W. Harvey